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                                                                   EXHIBIT 99
                        [ PETROLITE LETTERHEAD ]


NEWS COPY                                              INFORMATION CONTACT:
                                                       JOHN M. CASPER
                                                       CHIEF FINANCIAL OFFICER
FOR IMMEDIATE RELEASE                                  (314) 968-6154

PETROLITE TO BE ACQUIRED BY BAKER HUGHES

    ST. LOUIS, Feb. 26, 1997 -- Petrolite Corporation (NASDAQ:PLIT) announced today that it and Wm. S. Barnickel & Co., its largest shareholder, have entered into a definitive agreement to be acquired by Baker Hughes Incorporated (BHI-NYSE, PSE and EBS). Terms of the agreement call for a tax-free exchange of common stock in which each of the 11.36 million Petrolite shares will be converted into shares of Baker Hughes common stock having a value of $61 per Petrolite share, based on the average market price of Baker Hughes common stock during a 10-day period shortly before the closing.

    The agreement is subject to approval by a vote of the shareholders of Petrolite, including the favorable vote of shareholders other than Wm. S. Barnickel & Co., a vote of the shareholders of Wm. S. Barnickel & Co., and satisfaction of other customary conditions.

    Paul H. Hatfield, chairman, president and chief executive officer of Petrolite Corporation, said, "This strategic combination of Petrolite and Baker Hughes will expand Petrolite's ability to create value for our shareholders, customers, business partners and employees, by enhancing our world-class organization that is universally known for the excellence of its people, technology, products and services. This transaction fulfills our previously stated intention to explore, together with Wm. S. Barnickel & Co., a sale or merger of Petrolite on the most advantageous terms for all Petrolite shareholders."

    Petrolite's financial advisor with regard to the transaction was Goldman, Sachs & Co., A. G. Edwards & Sons, Inc., also acted as a financial advisor to the Board of Directors.

    Baker Hughes Incorporated is a leading provider of products and services for the oil, gas and process industries.

                                  (more)

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    St. Louis-based Petrolite Corporation is a specialty chemical company offering integrated technologies to meet the needs of customers in a dozen major markets in more than 30 countries. Its products and services, especially those for energy-related industries, includes chemical treatment programs, performance-enhancing additives, process equipment and engineering services. It also manufactures and markets proprietary polymers used as additives in a wide range of industrial and consumer product applications.